Exhibit (2)(K)(vi)

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 12, 2017

among

VOYA SENIOR INCOME FUND

THE LENDERS PARTY HERETO,

and

THE BANK OF NOVA SCOTIA,
as Administrative Agent

THE BANK OF NOVA SCOTIA,

as Lead Arranger and Book Runner

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104-3300

Voya Senior Income Fund Amended and Restated Credit Agreement

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ARTICLE 10	MISCELLANEOUS	53

Section 10.1	Notices	53
Section 10.2	Waivers; Amendment; Restatement	55
Section 10.3	Expenses; Indemnity; Damage Waiver	56
Section 10.4	Successors and Assigns	57
Section 10.5	Survival	60
Section 10.6	Counterparts; Integration; Effectiveness; Electronic Execution	61
Section 10.7	Severability	61
Section 10.8	Right of Setoff	61
Section 10.9	Governing Law; Jurisdiction; Consent to Service of Process	62
Section 10.10	WAIVER OF JURY TRIAL	62
Section 10.11	Headings	63
Section 10.12	Interest Rate Limitation	63
Section 10.13	Non-Recourse	63
Section 10.14	Treatment of Certain Information	63
Section 10.15	USA Patriot Act Notice	64
Section 10.16	Security	64
Section 10.17	No Fiduciary Duty	64
Section 10.18	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	64
Section 10.19	Reaffirmation of the Security Documents	65

SCHEDULES:

Schedule 1	List of Lenders and Commitments

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Note
Exhibit C	Outline of Opinion of Counsel to the Borrower
Exhibit D	Form of Written Borrowing Request
Exhibit E	Form of Closing Certificate
Exhibit F	Form of Federal Reserve Form FR U-1
Exhibit G	Form of Compliance Certificate

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AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 12, 2017, among VOYA SENIOR INCOME FUND, a Delaware statutory trust (the “Borrower”), the Lenders party hereto, and THE BANK OF NOVA SCOTIA, as Administrative Agent (in such capacity, the “Administrative Agent”).

WHEREAS, reference is made to that certain Credit Agreement, dated as of June 25, 2009, by and among the Borrower, the Lenders party thereto, and the Administrative Agent, as amended, supplemented or otherwise modified by Amendment No. 1, dated as of June 1, 2010, Amendment No. 2, dated as of May 20, 2011, Amendment No. 3, dated as of May 18, 2012, Amendment No. 4, dated as of May 17, 2013, Amendment No. 5, dated as of July 24, 2013, Amendment No. 6, dated as of December 13, 2013, Amendment No. 7, dated as of May 16, 2014, Amendment No. 8, dated as of May 15, 2015, and Amendment No. 9, dated as of May 13, 2016 (as the same may be further amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Borrower, the Lenders and the Administrative Agent wish to amend, restate, replace and supersede, in its entirety, without a breach in continuity and without constituting a novation, the Existing Credit Agreement;

NOW, THEREFORE, in furtherance of the foregoing, and in consideration of the mutual promises and agreements of the parties which are set forth herein, the parties hereto hereby agree, subject to the satisfaction of the terms and conditions set forth herein, that the Existing Credit Agreement shall be amended and restated in its entirety to read as follows:

ARTICLE 1

DEFINITIONS

Section 1.1            Defined Terms.  As used in this Credit Agreement, the following terms have the meanings specified below:

“ABR Loan” means a Loan (or any portion thereof) bearing interest based on the Alternate Base Rate.

“Adjusted Asset Coverage” means, with respect to the Borrower as of any date, the ratio on such date of (a) Adjusted Total Net Assets of the Borrower to (b) Adjusted Senior Debt of the Borrower.

“Adjusted LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Senior Debt” means, with respect to the Borrower as of any date, the sum of each of the following (without duplication) on such date: (a) Senior Debt of the Borrower plus (b) the net liabilities (excluding Ordinary Liabilities), if any, of the Borrower under all Hedging Agreements determined on a mark-to-market basis, plus (c) all Secured Liabilities of the Borrower, plus (d) all Segregated Liabilities of the Borrower.

“Adjusted Total Net Assets” means, as of any date, an amount equal to the following (without duplication) on such date: (a) Total Net Assets of the Borrower minus (b) the value of all Excluded Assets of the Borrower, minus (c) the excess, if any, of (i) the value of all assets of the Borrower subject to a Lien (other than Liens created under the Loan Documents or referred to in Section 7.2(b), (c), (d) and (e)), or that are otherwise segregated, or are on deposit to satisfy margin requirements, over (ii) the sum of all Secured Liabilities and all Segregated Liabilities of the Borrower.

“Administrative Agent” has the meaning set forth in the preamble of this Credit Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied or approved by the Administrative Agent.

“Affected Person” means the Borrower, any subsidiary thereof, or any officer, director, trustee, employee of the Borrower or any such subsidiary, or any agent of the Borrower or any such subsidiary that will act in any capacity with respect to this Agreement.

“Affiliate” of a Person means (a) any other Person directly or indirectly owning, controlling, or holding with power to vote, greater than 50% of the outstanding voting securities of such Person, (b) any other Person greater than 50% of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such Person, or (c) any Person directly or indirectly controlling, controlled by, or under common control with, such other Person.  For purposes of this defined term, “control” means the power to exercise a controlling influence over the management or policies of a company, and “controlling” and “controlled” shall have correlative meanings..

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) 1.00% plus the Federal Funds Effective Rate in effect on such day, and (c) 1.00% plus the Overnight Eurodollar Rate.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Overnight Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Overnight Eurodollar Rate.

“Anti-Corruption Law” means, with respect to any Affected Person, the FCPA and any law, rule or regulation of any jurisdiction concerning or relating to bribery or corruption that are applicable to such Affected Person.

“Anti-Terrorism Law” means, with respect to any Person, any applicable law, rule or regulation related to financing terrorism including (a) the Patriot Act, (b) The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330) (also known as the “Bank Secrecy Act”), (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq.) and the International Economic Emergency Powers Act (15 U.S.C. § 1701 et seq.) and (d) Executive Order 13224 (effective September 24, 2001).

“Applicable Accounting Principles” means, with respect to the Borrower, those accounting principles required by the ICA and prescribed by the SEC for the Borrower and, to the extent not so required or prescribed, GAAP.

“Applicable Money Market” means any money market applicable to Overnight Loans or LIBOR Loans.

“Applicable Rate” means, (a) during the Existing Credit Agreement Period, the rate in effect from time to time during such period at which interest on the Loans accrued, and (b) during the period from and after the Effective Date, with respect to each (i) ABR Loan, the Alternate Base Rate, (ii) LIBOR Loan, the Adjusted LIBO Rate plus 0.95%, and (iii) Overnight Loan, the Overnight Rate plus 0.95%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.  For purposes of this definition, “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Asset-Backed Security” means a type of bond or note that is based on one or more pools of assets, or collateralized by the cash flows from one or more pools of underlying assets, and includes collateralized bond obligations, collateralized loan obligations and collateralized mortgage obligations.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to ERISA and which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of an ERISA Group.

“Board” means the Borrower’s board of trustees.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble of this Credit Agreement.

“Borrowing Asset Value” means, at any time, the sum of (a) Net Asset Value plus (b) the Loan Balance.

“Borrowing Request” means a request for a Borrowing in accordance with Section 2.2(a) and, if required in writing, in the form of Exhibit D.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Credit Party (or, for purposes of Section 3.3(b), by any lending office of any Credit Party or by such Credit Party’s holding company) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided, however, that for purposes of this Credit Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, all requests, rules, guidelines or directives in connection therewith and all requests, rules, guidelines or directives concerning liquidity or capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, shall be deemed to have been adopted and become effective after the Effective Date.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder in an aggregate amount not exceeding at any one time outstanding the amount set forth adjacent to its name on Schedule 1 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as such commitment may be reduced from time to time pursuant to Section 2.3 or pursuant to an Assignment and Assumption.  The initial aggregate amount of the Commitments on the Effective Date is $231,000,000.

“Commitment Fee Rate” means (a) during the Existing Credit Agreement Period, the rate per annum set forth from time to time in Existing Credit Agreement at which the commitment fee payable hereunder accrues, and (b)(i) during the period from and after the Effective Date, as of any date upon which the aggregate outstanding principal balance of the Loans equals or exceeds 50% of the aggregate Commitments of all Lenders, 0.15%, and (ii) as of any other date, 0.25%.

“Commitment Increase Supplement” means a document in the form of Exhibit J attached hereto or such other form as may be acceptable to the Administrative Agent in its discretion.

“Commitment Termination Date” means the earlier to occur of (a) the Scheduled Commitment Termination Date, or (b) such earlier date on which the Lenders’ obligations to make Loans shall have otherwise terminated or been terminated.

“Common Stock” means common equity ownership in an issuer.

“Control Agreement” means the Control and  Collateral Agency Agreement, dated as of June 25, 2009, among the Borrower, the Administrative Agent and the Custodian.

“Credit Agreement” means this Amended and Restated Credit Agreement.

“Credit Linked Note” means a note in which the principal or interest payments are increased or decreased based on the total return on a notional value of a reference asset or the occurrence of a credit event of a reference entity.

“Credit Parties” means the Administrative Agent and the Lenders.

“Custodian” means State Street Bank and Trust Company, in its capacity as custodian under the Custody Agreement.

“Custody Agreement” means the Custodian and Investment Accounting Agreement, dated as of November 1, 2001, by and between the Borrower and the Custodian.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within one Business Day of the date required to be funded by it hereunder, (b) notified the Borrower or any Credit Party in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Credit Agreement or under other agreements in which it commits to extend credit, (c) failed, one Business Day after request by the Administrative Agent, to confirm that it will comply with the terms of this Credit Agreement relating to its obligations to fund prospective Loans and (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, administrator, liquidator, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, administrator, liquidator, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action.

“Delayed Settlement Loan Collateral” means Loan Collateral with respect to which the Borrower has entered into a trade and such trade is not settled within 20 Business Days.

“Derivative” means (a) any rate, basis, commodity, currency, debt or equity swap, (b) any put, cap, collar or floor agreement, (c) any rate, basis, commodity, currency, debt or equity futures or forward agreement, (d) any rate, basis, commodity, currency, debt or equity option representing an obligation to buy or sell a security, commodity, currency, debt or equity, (e) any financial instrument whose value is derived from the value of something else, (f) any total return swap, (g) any credit default swap, (h) any Credit Linked Note or (i) any contract under which the parties agree to payments between or among them based upon the value of an underlying asset or other data at a particular point in time.

“Derivative Agreement” means an agreement between the Borrower and one or more counterparties with respect to a Derivative.

“Derivative Asset Value” means, at any time, the net amount, if any, which the Borrower would be entitled, in accordance with each Derivative Agreement, to receive from the relevant counterparty thereto if each such Derivative Agreement and all transactions thereunder terminated at such time in accordance therewith on a complete no fault basis.

“Derivative Liability Value” means, at any time, the greater of (a) the net amount, if any, which the Borrower would be obligated, in accordance with each Derivative Agreement, to pay to the relevant counterparty thereto if each such Derivative Agreement and all transactions thereunder terminated at such time in accordance therewith on a complete no fault basis, and (b) the fair market value of all margin or other collateral posted by the Borrower as security for the performance of its obligations under such Derivative Agreement.

“Derivative Termination Value” means, at any time, the sum (whether such sum be positive or negative) of the Derivative Asset Value and the Derivative Liability Value.

“Developed Market Country” means the Commonwealth of Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Japan, Luxembourg, the Netherlands, New Zealand, Norway, Poland, Portugal, Spain, Sweden, Switzerland and the United Kingdom, in each case so long as it is an OECD Member Nation.

“Distressed Loans” means Loan Collateral with respect to which (a) the agent of the credit facility under which the loans were made has advised the Borrower that such loans are trading as distressed loans, (b) such agent has publicly announced that such loans are trading as distressed loans or (c) the Borrower is otherwise aware that such loans are trading as distressed loans.

“dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning set forth in Section 5.1.

“Electronic Platform” means an electronic system for the delivery of information (including documents), such as IntraLinks On-Demand Workspaces™, that may or may not be provided or administered by Administrative Agent or an Affiliate thereof.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent, and, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means, with respect to any Person, such Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Person, are treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded Assets” means, with respect to the Borrower and without duplication, the aggregate Value of:

(a)           all equipment, if any;

(b)           all securities (i) held that are in default or (ii) determined to be worthless pursuant to any policy of the Borrower;

(c)           all non-exchange traded Common Stock and Preferred Stock;

(d)           all Illiquid Investments and, without duplication, Level III Assets in excess of 10% of Total Net Assets;

(e)           all Asset-Backed Securities that are not guaranteed by the United

States of America;

(f)            all Investments of the Borrower issued by any single issuer in excess of  5% of Total Net Assets;

(g)           all Investments of the Borrower issued by any single issuer in excess of 10% of the outstanding voting securities of such issuer;

(h)           all Investments of the Borrower in any single industry in excess of 25% of Total Net Assets;

(i)            all Investments of the Borrower denominated in a currency (other than dollars) in excess of 15% of Total Net Assets;

(j)            all Investments of the Borrower issued by one or more Persons organized under the laws of a Developed Market Country in excess of 20% of Total Net Assets;

(k)           all Investments of the Borrower issued by one or more Persons who are not organized under the laws of (i) a Developed Market Country, or (ii) the United States of America or a state, province or other political subdivision thereof in excess of, in the aggregate, 5% of Total Net Assets;

(l)            all Delayed Settlement Loan Collateral in excess of 5% of Total Net Assets; and

(m)          all deferred organizational and offering expenses of the Borrower.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document, (a) income or franchise taxes or other taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which such Lender’s applicable lending office is located; (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located; (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender attributable to such Foreign Lender’s failure (other than as a result of a Change in Law) to comply with Section 3.4(e), (d) United States of America backup withholding taxes and (e) any United States of America federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement Period” means the period from the Original Effective Date to but excluding the Effective Date.

“Existing Loan Documents” means, collectively, the Existing Credit Agreement, all guarantees, security agreements, control agreements and other Loan Documents (as defined therein).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future United States Treasury regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the foregoing, and any legislation or regulations adopted or promulgated by any Governmental Authority pursuant to any such intergovernmental agreement.

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the higher of (i) 0.0%, or (ii) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the Business Day succeeding such next preceding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent.

“Federal Reserve Form” means a Form FR U-1 duly completed by each Lender and executed by the Borrower, the statements made in which shall, in the reasonable opinion of the Administrative Agent, permit the transactions contemplated hereby in compliance with Regulation U, together with all instruments, certificates and other documents executed or delivered in connection therewith or attached thereto.

“Feeder Portfolio” means, at any time of determination, an open-end investment company registered under the ICA whose assets consist, in whole or in part, of an investment in a Master Portfolio.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Fundamental Policies” means, collectively, (a) the policies and objectives for, and limits and restrictions on, investing by the Borrower set forth in its Prospectus as in effect on the Effective Date and which may be changed only by a vote of a majority of the Borrower’s outstanding voting securities (as defined in Section 2(a)(42) of the ICA), and (b) all policies limiting the incurrence of Indebtedness by the Borrower set forth in its Prospectus as in effect on the Effective Date.

“Funding Obligations” means, collectively, as of any date of determination, (a) the aggregate commitments of the Borrower to make loan advances to any Person or Person pursuant to debt or loan facilities, (b) the obligations of the Borrower to pay previous monthly accrued interest expense and (c) dividends declared and payable by the Borrower.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guaranteed” has a meaning correlative thereto.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, credit default swap, total return swap, Credit Linked Note or other interest or currency exchange rate or commodity price hedging arrangement.

“ICA” means the Investment Company Act of 1940.

“Illiquid Investment” means, as of any date:

(a)           With respect to an Investment (other than an Investment in Loan Collateral), any such Investment that has any material condition to or restriction on the ability of the Borrower, the Lenders or any assignee of either thereof to sell, assign, transfer, pledge, hypothecate or otherwise encumber or liquidate the same in a commercially reasonable time and manner (other than customary securities law arrangements or restrictions), whether or not such condition or restriction is intrinsic to such Investment, provided that any condition or restriction that could reasonably be expected to (i) prohibit or delay any such sale, assignment, transfer, pledge, hypothecation, encumbrancing or liquidation for more than seven (7) Business Days, or (ii) require any payment (other than a nominal amount) in connection therewith, shall be deemed to be a material condition or restriction within the meaning of clause (a).

(b)           With respect to an Investment in Loan Collateral, any such Investment that has any material condition to or restriction on the ability of the Borrower, the Lenders or any assignee of either thereof to sell, assign, transfer, pledge, hypothecate or otherwise encumber or liquidate the same in a commercially reasonable time and manner, whether or not such condition or restriction is intrinsic to such Investment.  A material condition or restriction will be deemed to exist with respect to Loan Collateral if any one or more of the circumstances described in clauses (i) through and including (iv) below apply:

(i)            there is any requirement under the credit agreement under which such Loan Collateral was issued that requires the consent of the administrative agent, the borrower or any other Person to the sale, transfer assignment or other disposition of such Loan Collateral to any existing lender under such credit agreement (or affiliate thereof) or any Approved Fund of any such existing lender (or affiliate);

(ii)           such Loan Collateral constitutes a Distressed Loan (but not Delayed Settlement Loan Collateral) and there is any condition or restriction that could reasonably be expected to prohibit or delay the settlement of any sale, assignment, transfer, pledge, hypothecation, encumbrancing or liquidation thereof for more than 20 days;

(iii)          such Loan Collateral constitutes a Par Loan (but not Delayed Settlement Loan Collateral) and there is any condition or restriction that could reasonably be expected to prohibit or delay the settlement of any sale, assignment, transfer, pledge, hypothecation, encumbrancing or liquidation thereof for more than 10 days; or

(iv)          any condition or restriction exists that could reasonably be expected to require any payment (other than customary settlement payments and a nominal amount including any customary assignment fee payable to an agent in respect of such Loan Collateral) in connection with any sale, assignment, transfer, pledge, hypothecation, encumbrancing or liquidation thereof.

(c)           Notwithstanding the provisions of clause (b) above, in the event that the Borrower has entered into a sale, assignment, transfer, pledge, hypothecation, encumbrancing or liquidation of any Loan Collateral and such Loan Collateral constitutes Delayed Settlement Loan Collateral, such Loan Collateral shall cease to constitute an Illiquid Investment.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by or otherwise in respect of bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers acceptances, (i) all net payment obligations, contingent or otherwise, of such Person under Hedging Agreements, and (j) all Guarantees by such Person of any of the foregoing.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date of the commencement thereof and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided that (a) during the calendar month immediately preceding the Scheduled Commitment Termination Date, the Borrower may elect Interest Periods of one or two weeks, (b) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) except for Interest Periods of one or two weeks, any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (d) the Borrower shall not be permitted to select any Interest Period if it would end after the Scheduled Commitment Termination Date.

“Investment” means, with respect to any Person, any direct or indirect portfolio investment by such Person in, or portfolio exposure (including through Derivatives) of such Person to (a) currencies, commodities, loans or securities, or any indexes on currencies, commodities, loans, securities, interest rates, or indexes, (b) any Derivative, or (c) any other medium for investment.

“Investment Adviser” means the investment adviser of the Borrower.

“Investment Adviser Change in Control” means the occurrence of one or more of the following events: (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions), but other than by way of merger or consolidation, of all or substantially all of the assets of Voya Investments, LLC to any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions hereof); (2) the approval by the holders of equity interests of Voya Investments, LLC of any plan or proposal for the liquidation or dissolution thereof (whether or not otherwise in compliance with the provisions hereof); (3) any Person or Group (excluding Voya Financial Inc., ING Groep N.V. or any subsidiary of either thereof) shall become the owner, directly or indirectly, beneficially or of record, of equity interests representing more than 20% of the aggregate ordinary voting power represented by the equity interests in Voya Investments, LLC; or (4) the replacement of a majority of the board of directors (or similar managing body) of Voya Investments, LLC over any two-year period from the directors who constituted the board of directors (or similar managing body) of Voya Investments, LLC at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors (or similar managing body) of Voya Investments, LLC then still in office who either were members of such board of directors (or similar managing body) at the beginning of such period or whose election as a member of such board of directors (or similar managing body) was previously so approved.

“Investment Limitation Default” means, as of any date, that the Borrower has entered into any Derivative, repo, reverse repo, securities lending or other similar transaction (a) with respect to which (i) the collateral, if any, received or receivable by the Borrower in connection therewith is not solely in the form of cash or short-term U.S. treasury securities, or (ii) each issuer thereof or counterparty thereto, as applicable, does not have a senior unsecured unenhanced long term debt rating of at least A- by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) and at least A3 by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s) or (b) such Derivative, repo, reverse repo, securities lending or other similar transaction is entered into for the purpose of creating leverage.

“Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Level III Asset” means, at any time, any investment of the Borrower (a) for which there are no Level 1 Inputs or Level 2 Inputs (in each case within the meaning of Topic ASC 820), or (b) the value of which is determined by reference to Level 3 Inputs (within the meaning of Topic ASC 820).

“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the higher of (i) 0.0%, or (ii) the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such Interest Period, provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “LIBO Rate” with respect to such LIBOR Loan during such Interest Period shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be selected by the Administrative Agent, provided further that in the absence of such availability, the “LIBO Rate” shall be determined by reference to the rate at which dollar deposits of $1,000,000 in immediately available funds for a maturity comparable to such Interest Period are offered by the principal office of the Administrative Agent to leading banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, provided further that in the event the principal office of the Administrative Agent is not making such offers, “LIBO Rate” shall mean such other rate reflecting the Administrative Agent’s cost of funds as determined by the Administrative using any reasonable or prevailing method.

“LIBOR Loan” means a Loan (or any portion thereof) bearing interest based on the Adjusted LIBO Rate.

“Lien” means, with respect to (a) any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (b) any securities, any purchase option, call or similar right of a third party.

“Loan” means a loan made pursuant to Section 2.1.

“Loan Balance” means on any date of determination, an amount equal to the aggregate outstanding principal balance of the Loans made to the Borrower.

“Loan Collateral” means any asset that is a direct or participation or subparticipation interest in or assignment or novation of a loan or other extension of credit (other than a direct interest in a corporate bond obligation).

“Loan Documents” means, collectively, this Credit Agreement, the Security Documents, each Commitment Increase Supplement and the Notes.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Portfolio” means, at any time of determination, (a) any open-end investment company registered under the ICA within a single group of investment companies (as defined in Section 12(d)(1)(G)(ii) of the 1940 Act), investments in which are held by one or more other such investment companies which are within such group of investment companies as permitted by the “fund of funds” exemption set forth in Section 12(d)(1)(G) of the ICA and (ii) any open-end investment company registered under the ICA in which a Feeder Portfolio invests pursuant to the exemption set forth in Section 12(d)(1)(E) of the ICA.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, assets, income or financial condition of the Borrower, (b) the ability of the Borrower to perform any of its monetary or other material obligations under any Loan Document, or (c) the rights of, or benefits available to, the Credit Parties under any Loan Document.

“Material Indebtedness” means Indebtedness (other than Indebtedness under the Loan Documents) of the Borrower in an aggregate principal amount exceeding the Threshold Amount.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the Commitment Termination Date.

“Maximum Loan Value” means, at any time, the sum with respect to the Borrower’s assets constituting (a) Margin Stock, the “current market value” (within the meaning of Regulation U) thereof at such time, and (b) Non-Margin Assets, the “good faith loan value” (within the meaning of Regulation U) thereof at such time.

“Maximum Permitted Borrowing” means at any time of determination, an amount equal to the least of (a) the maximum amount of Senior Debt that the Borrower would be permitted to incur under its Fundamental Policies, (b) the maximum amount of Senior Debt that the Borrower would be permitted to incur on such date under the ICA, (c) the sum on such date of (i) 50% of the Maximum Loan Value of the Borrower’s Margin Stock (excluding any such Margin Stock that is subject to any Lien (other than a Lien created under the Loan Documents or referred to in Section 7.2(b), (c), (d) or (g)) or that is otherwise segregated or on deposit to satisfy margin requirements) as of such date plus (ii) the Maximum Loan Value of the Borrower’s Non-Margin Assets (excluding any such Non-Margin Assets that are subject to any Lien (other than a Lien created under the Loan Documents or referred to in Section 7.2(b), (c), (d) or (g)) or that are otherwise segregated or on deposit to satisfy margin requirements) as of such date, and (d) 33-1/3% of (i) in connection with any Loan, the Pro-forma Borrowing Asset Value of the Borrower, or (ii) in all other cases, the Borrowing Asset Value of the Borrower as of the immediately preceding Business Day.

“Measurement Date” means the date of the most recent audited financial statements of the Borrower which were delivered to the Credit Parties prior to the date of this Credit Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is subject to ERISA and to which any member of an ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of such ERISA Group during such five year period.

“Net Asset Value” means, at any time of determination, an amount equal to Adjusted Total Net Assets of the Borrower minus Adjusted Senior Debt of the Borrower.

“Non-Margin Assets” means, in respect of the Borrower, assets of the Borrower which do not constitute Margin Stock, provided, that, for purposes of this definition, “Non-Margin Assets” shall not include “puts, calls or combinations thereof” (within the meaning of Regulation U).

“Non-Recourse Person” has the meaning assigned to such term in Section 10.13.

“Note” means, with respect to each Lender, a promissory note, substantially in the form of Exhibit B, payable to the order of such Lender and dated the Effective Date, including all replacements thereof and substitutions therefor.

“OECD Member Nation” means a member nation of the Organization for Economic Co-operation and Development.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Original Effective Date” means the “Effective Date” as defined in the Existing Credit Agreement.

“Ordinary Liabilities” means as of any date, “all liabilities and indebtedness” (within the meaning of the first sentence of Section 18(h) of the ICA) of the Borrower not represented by Senior Securities.

“Organizational Documents” means, with respect to (a) a corporation, its certificate of incorporation and by-laws, (b) a partnership, its partnership agreement, (c) a limited liability company, its certificate of formation and limited liability company agreement, (d) a business trust, its declaration of trust and by-laws, and, (e) any other Person, the counterpart documents thereof.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Credit Agreement or any other Loan Document.

“Overnight Eurodollar Rate” means, with respect to any ABR Loan as of any date, the higher of (i) 0.0%, or (ii) the rate of interest per annum that appears on the Reuters LIBOR01 Page as of 11:00 a.m., London time, on such date as Interbank Rates (Overnight) for Dollars, provided that if the Reuters LIBOR01 Page does not include such a rate or is then unavailable, then Overnight Eurodollar Rate shall mean with respect to any ABR Loan, the rate of interest per annum quoted by the Administrative Agent to leading banks in the London interbank market as the rate at which the Administrative Agent is offering dollar deposits in an amount equal to $1,000,000 for overnight dollar deposits at approximately 11:00 a.m., London time, provided further that if the day for which such rate is to be determined is not a Business Day, the Overnight Eurodollar Rate for such day shall be such rate on the next preceding Business Day.

“Overnight Loan” means a Loan (or any portion thereof) bearing interest based on the Overnight Rate.

“Overnight Rate” means, for any day with respect to an Overnight Loan, the higher of (i) 0.0%, or (ii) the greater of (a) the rate of interest per annum as determined by the Administrative Agent (rounded, if necessary, to the next greater 1/100 of 1%) equal to the higher of (i) 0.0%, or (ii) the rate at which the Administrative Agent is offered overnight Federal funds by a Federal funds broker selected by the Administrative Agent in an amount approximately equal to the amount of such Overnight Loan at or about 11:00 a.m., New York City time, on such day, provided that if such day is not a Business Day, the Overnight Rate for such day shall be the rate at which the Administrative Agent is offered overnight Federal funds by such Federal funds broker at or about 11:00 a.m., New York City time, on the next preceding Business Day and (b) the Overnight Eurodollar Rate.

“Par Loans” means Loan Collateral other than Distressed Loans.

“Participant” has the meaning assigned to such term in clause (d) of Section 10.4.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Permitted Investments” means all Investments of the Borrower, in each case (a) to the extent that the Borrower has the power and authority under its Organizational Documents to invest therein, and (b) to the extent the investment therein, ownership thereof, or exposure thereto, by the Borrower is in conformity with the Prospectus.

“Permitted Liens” means Liens permitted by Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained, or contributed to, by any member of an ERISA Group for employees of any member of an ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of an ERISA Group for employees of any Person which was at such time a member of an ERISA Group.

“Preferred Stock” means all equity ownership in an issuer which has a priority claim over Common Stock of such issuer in dividend payments, upon liquidation or otherwise.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime commercial lending rate; each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to borrowers.

“Pro-forma Borrowing Asset Value” means, in connection with any Loan, the Borrowing Asset Value as of the immediately preceding Business Day adjusted to give effect to such Loan and the contemporaneous use of the proceeds thereof.

“Prospectus” means at any time, the currently effective prospectus and statement of additional information of the Borrower at such time filed with the ICA.

“Registration Statement” means the Borrower’s registration statement filed with the SEC under the Securities Act and the ICA prior to the date of this Credit Agreement.

“Regulated Investment Company” has the meaning set forth in Section 851 of the Code.

“Regulation D” means Regulation D of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having unused Commitments and outstanding Loans representing greater than 66 2/3% of the sum of the unused Commitments and outstanding Loans of all Lenders, provided, however, that at any time that there are less than three Lenders, “Required Lenders” means all of the Lenders.

“Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Jurisdiction” means, at any time, a country, region or territory which is the subject to country-based or region-based (not individual- or entity-based) Sanctions.

“Sanctioned Person” means, at any time, any Person that is subject to any Sanction.

“Sanctions” has the meaning set forth in Section 4.15(a).

“Scheduled Commitment Termination Date” means May 11, 2018, as the same may be extended in accordance with Section 2.8.

“SEC” means the Securities and Exchange Commission and/or any other Governmental Authority succeeding to the functions thereof with respect to the ICA and the Securities Act.

“Secured Liabilities” means all liabilities (excluding Ordinary Liabilities) of the Borrower secured by Liens.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means that certain Security Agreement, dated as of June 25, 2009, by and among the Borrower and the Administrative Agent.

“Security Documents” means the Security Agreement, the Control Agreement and each other agreement, instrument or other document executed or delivered pursuant thereto.

“Segregated Liabilities” means all liabilities and other obligations (excluding Ordinary Liabilities) of the Borrower relating to assets that have been segregated or are otherwise subject to margin arrangements.

“Senior Debt” means, as of any date, the aggregate amount of Senior Securities Representing Indebtedness of the Borrower, provided that if at the time of calculation thereof the aggregate amount of all Senior Securities Representing Indebtedness of the Borrower is zero, for purposes of such calculation such aggregate amount shall be one (1).

“Senior Security” shall have the meaning set forth in the first sentence of Section 18(g) of the ICA.

“Senior Security Representing Indebtedness” shall have the meaning set forth in the first sentence of Section 18(g) of the ICA.

“Specified Materials” means, collectively, all written materials or written information provided by or on behalf of the Borrower, as well as documents and other written materials relating to the Borrower, the Credit Parties or any of their respective subsidiaries or Affiliates or any other materials or matters relating to the Loan Documents (including any amendments or waivers of the terms thereof or supplements thereto).

“Status” has the meaning set forth in Section 4.16.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Threshold Amount” means the lesser of (i) 5.0% of the aggregate Net Asset Value of the Borrower and (ii) $10,000,000.

“Total Net Assets” means, as of any date, (a) the “value of the total assets” (within the meaning of the first sentence of Section 18(h) of the ICA) of the Borrower minus (b) the Ordinary Liabilities of the Borrower.

“Transactions” means the (a) execution, delivery and performance by the Borrower of each Loan Document to which it is a party, (b) borrowing of the Loans, and (c) use of the proceeds of the Loans.

“Type”: means an ABR Loan, an Overnight Loan or a LIBOR Loan, as the case may be.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Value” means, as of any day of determination in respect of any asset of the Borrower, the Value of such asset computed in the manner such Value is required to be computed by the Borrower in accordance with the Prospectus and applicable law (including the ICA); provided that:

(a)                                 the Value of any asset shall be net of the Borrower’s liabilities relating thereto, including all of the Borrower’s obligations to pay any unpaid portion of the purchase price thereof, and

(b)                                 when calculating the “Value” of any asset, the Borrower shall calculate such value in good faith in accordance with the Prospectus and applicable law (including the ICA); provided, further, that (i) the Value of any Derivative shall be the Derivative Termination Value thereof, (ii) with respect any asset that is not valued daily, the Value of such asset shall be deemed zero for purposes of this definition, (iii) with respect to any asset the value of which is not based primarily upon the closing price thereof on an exchange, or the market price therefor determined by one or more pricing services or broker-dealers (other than a pricing service or broker-dealer that is an Affiliate of the Borrower or the Investment Adviser, or that is otherwise not independent), the Value of such asset shall be deemed zero for purposes of this definition, and (iv) with respect to any asset that is valued higher than either of the following (the “Base Price”): (x) the closing price thereof on an exchange, or (y) the market price therefor determined by one or more pricing services or broker-dealers (other than a pricing service or broker-dealer that is an Affiliate of the Borrower or the Investment Adviser, or that is otherwise not independent), the Value of such asset shall be deemed to be the Base Price for purposes of this definition.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2                                    Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any law, rule or regulation shall be construed as referring to such law, rule or regulation as from time to time amended and any successor thereto and in the case of such law, the rules and regulations promulgated from time to time thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement.

Section 1.3                                    Accounting Terms.  As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under Applicable Accounting Principles.  If at any time any change in Applicable Accounting Principles would affect the computation of any financial ratio or requirement set forth in this Credit Agreement and (a) the Borrower notifies the Administrative Agent that the Borrower objects to determining compliance with such financial ratio or requirement on the basis of Applicable Accounting Principles in effect immediately after such change becomes effective or (b) the Required Lenders so object, then the Borrower’s compliance with such ratio or requirement shall be determined on the basis of Applicable Accounting Principles in effect immediately before such change becomes effective, until either such notice is withdrawn by the Borrower or the Required Lenders, as the case may be, or the Borrower and the Required Lenders otherwise agree.  Except as otherwise expressly provided herein, the computation of financial ratios and requirements set forth in this Credit Agreement shall be consistent with the Borrower’s financial statements required to be delivered hereunder.

Section 1.4                                    Resolution of Drafting Ambiguities. The Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE 2

THE CREDITS

Section 2.1                                    Commitment.  Subject to the terms and conditions set forth herein, each Lender agrees to make loans to the Borrower from time to time during the period from the Effective Date through the Business Day immediately preceding the Commitment Termination Date, provided that immediately after giving effect thereto, (i) the aggregate outstanding principal balance of such Lender’s Loans will not exceed its Commitment and (ii) Senior Debt shall not exceed the Maximum Permitted Borrowing.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.2                                    Loans.

(a)                                 General Provisions.  To request a Loan, the Borrower shall make a telephonic Borrowing Request to the Administrative Agent, not later than (i) in the case of one or more ABR Loans or Overnight Loans in an aggregate amount not in excess of $20,000,000 to be made on the same Business Day, 3:00 p.m., New York City time, on the Business Day of the proposed Loan, (ii) in the case of all other ABR Loans or Overnight Loans, 12:00 noon, New York City time, on the Business Day of the proposed Loan, and (iii) in the case of a LIBOR Loan, 12:00 noon, New York City time, three (3) Business Days before the date of the proposed Loan.  Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile, or electronic delivery of a pdf copy to the Administrative Agent of a duly executed Borrowing Request duly signed by or on behalf of the Borrower.  Each such telephonic and written Borrowing Request shall specify: (A) the requested date for such Loan (which shall be a Business Day), (B) whether such Loan is to be an ABR Loan, an Overnight Loan or a LIBOR Loan, (C) the amount of such Loan, which shall (x) in the case of an ABR Loan or an Overnight Loan, be either $500,000 or in an integral multiple of $100,000 in excess thereof or, if less, the unused Commitment, or (y) in the case of a LIBOR Loan, be either $500,000 or in an integral multiple of $100,000 in excess thereof, and (D) with respect to each LIBOR Loan, the Interest Period therefor.  Each such written Borrowing Request shall specify the additional information required by Exhibit D.  Notwithstanding anything herein to the contrary, in no event shall the Borrower be permitted to borrow an Overnight Loan if, immediately after giving effect thereto, the aggregate outstanding principal amount of all Overnight Loans would exceed $35,000,000.  It is understood and agreed that in preparing a Borrowing Request, the calculation of Excluded Assets for purposes of the Adjusted Asset Coverage Ratio may be as of the Business Day second preceding the date of such Borrowing Request, provided that if the actual amount of Excluded Assets as of the close of business on the Business Day immediately preceding the date of such Borrowing Request varies from the amount taken into account in the computation of the Adjusted Asset Coverage Ratio set forth on such Borrowing Request, the Borrower shall deliver a notice thereof to the extent required by Section 6.1(j).

(b)                                 Funding of Loans. Promptly following receipt of a Borrowing Request in accordance with subsection (a) of this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders by (i) in the case of Loans referred to in Section 2.2(a)(i), 5:00 p.m., or (ii) in all other cases, 2:00 p.m.  The Administrative Agent will make such Loans available to the Borrower requesting the same by transferring the amounts so received, in like funds, to a custodial account at the Custodian in the name of the Borrower in accordance with wire transfer instructions provided by the Borrower to the Administrative Agent in writing or as otherwise designated by the Borrower in the applicable Borrowing Request.  In the event a Borrowing shall not occur on such date because any condition precedent herein shall not have been met, return the amounts so received to the respective Lenders.

(c)                                  Type of Loans.  To request one or more particular Types of Loans, the Borrower shall elect in its Borrowing Requests therefor the Type of Loans being requested.  If no election as to the Type of Loan is specified, then the requested Loan shall be an ABR Loan.

(d)                                 Conversion to another Type of Loan.  After the making of a Loan, the Borrower may elect to convert all or any portion of any Loan to a different Type of Loan, all as provided in this Section.  Each such election shall be made by a Borrower, shall be irrevocable and shall specify the following information (i) the amount and Type of the Loan requested to be converted, (ii) the requested date for such conversion, which shall be a Business Day, (iii) whether such Loan is to be an ABR Loan, an Overnight Loan, or a LIBOR Loan, and (iv) in the case of a LIBOR Loan, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”  In the event that, prior to the expiration of the Interest Period applicable to an existing LIBOR Loan, the Borrower shall fail to timely elect a new Loan in accordance herewith, such LIBOR Loan shall, on the last day of such Interest Period, be automatically converted to an ABR Loan.  Notwithstanding anything to the contrary herein contained, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or Required Lenders may suspend the Borrower’s right to make elections pursuant to this Section 2.2(d) during the period commencing on the date the Administrative Agent or the Required Lenders, as the case may be, so notifies the Borrower of such suspension, and ending on the date upon which the Borrower notifies the Administrative Agent and the Lenders that no Event of Default then exists, in which case each LIBOR Loan the Interest Period in respect of which ends during such period shall, on the last day of such Interest Period, be automatically converted to an ABR Loan.

(e)                                  LIBOR Loans.  With respect to LIBOR Loans, notwithstanding anything to the contrary set forth herein, (i) any request therefor shall be made not later than 12:00 noon, New York City time, three Business Days before the date of such proposed LIBOR Loan, and (ii) no more than eight (8) LIBOR Loans shall be outstanding at any one time.

Section 2.3                                    Termination, Reduction and Increase of Commitment.

(a)                                 Unless previously terminated, the Commitments shall terminate on the Scheduled Commitment Termination Date.

(b)                                 The Borrower may at any time terminate, or from time to time reduce, without premium or penalty, the Commitments, provided that (i) the Borrower may not terminate or reduce the Commitments if, after giving effect to any concurrent repayment of the Loans in accordance with Section 2.4 or 2.5, the Loans Balance would exceed the aggregate Commitments of all Lenders, and (ii) each such reduction shall be in an amount that, when added to the amount of each such prepayment, is $5,000,000 or in an integral multiple of $1,000,000 in excess thereof.

(c)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable and any termination or reduction of the Commitments hereunder shall be permanent.  Each termination or reduction of the Commitments shall be accompanied by the payment of accrued and unpaid commitment fees to the extent required by Section 3.2.

(d)                                 The Borrower may at any time and from time to time, at the Borrower’s sole cost, expense and effort, request any one or more of the Lenders (other than a Defaulting Lender) or an Affiliate or Approved Fund of a Lender (other than a Defaulting Lender) to increase its Commitment or to provide a new Commitment, as the case may be (the decision to be within the sole and absolute discretion of such Lender, Affiliate or Approved Fund) or any other Person reasonably satisfactory to the Administrative Agent to provide a new Commitment, by submitting a Commitment Increase Supplement substantially in the form of Exhibit J duly executed by the Borrower and each such Lender, Affiliate, Approved Fund or other Person, as the case may be, to the Administrative Agent.  If such Commitment Increase Supplement is in all respects reasonably satisfactory to the Administrative Agent, the Administrative Agent shall execute such Commitment Increase Supplement and deliver a copy thereof to the Borrower and each such Lender, Affiliate, Approved Fund or other Person, as the case may be.  Upon execution and delivery of such Commitment Increase Supplement by the Administrative Agent, (i) in the case of each such Lender, such Lender’s Commitment shall be increased to the amount set forth in such Commitment Increase Supplement, (ii) in the case of each such Affiliate, Approved Fund or other Person, such Affiliate, Approved Fund or other Person shall thereupon become a party hereto and shall for all purposes of the Loan Documents be deemed a “Lender” having a Commitment as set forth in such Commitment Increase Supplement, and (iii) in each case, the Commitment of such Lender, Affiliate, Approved Fund or such other Person, as the case may be, shall be as set forth in the applicable Commitment Increase Supplement; provided, however, that:

(A)                               immediately after giving effect thereto, the aggregate Commitments shall not exceed $300,000,000;

(B)                               each such increase shall be in an amount not less than $25,000,000 and in an integral multiple of $5,000,000;

(C)                               if Loans would be outstanding immediately after giving effect to each such increase, then simultaneously with such increase (1) each such Lender, Affiliate, Approved Fund or other Person and each other Lender shall be deemed to have entered into a master assignment and acceptance agreement, in form and substance substantially similar to Exhibit A, pursuant to which each such other Lender shall have assigned to each such Lender, Affiliate, Approved Fund or other Person a portion of its Loans necessary to reflect proportionately the Commitments as adjusted in accordance with this Section 2.3(d), and (2) in connection with such assignment, each such Lender, Affiliate, Approved Fund or other Person shall pay to the Administrative Agent, for the account of the other Lenders, such amount as shall be necessary to appropriately reflect the assignment to it of Loans, and in connection with such master assignment; and

(D)                               each such Affiliate, Approved Fund or other Person shall have delivered to the Administrative Agent and the Borrower all forms, if any, that are required to be delivered by such Affiliate, Approved Fund or other Person pursuant to Section 3.4..

Section 2.4                                    Repayment of Loans; Evidence of Debt.

(a)                                 The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the earlier to occur of (i) Maturity Date therefor, and (ii) the Scheduled Commitment Termination Date.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the outstanding principal of and accrued interest on each Loan made by such Lender.  The entries made in such account or accounts shall, to the extent not prohibited by applicable law and not inconsistent with any entries made in the Notes be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (and interest thereon) in accordance with the terms of this Credit Agreement.

(c)                                  The Loans made by each Lender shall be evidenced by a Note payable to the order of such Lender, substantially in the form of Exhibit B.  In addition, if requested by a Lender, its Note may be made payable to such Lender and its registered permitted assigns in which case all Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in like form payable to the order of the payee named therein and its registered permitted assigns.

Section 2.5                                    Prepayments of Loans.

(a)                                 The Borrower shall have the right at any time and from time to time, without premium or penalty but subject to Section 3.7, to prepay any Loan in whole or in part.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 2:00 p.m., New York City time, three Business Days prior to date of prepayment.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid.  Each partial prepayment of any Loan shall be in a minimum amount of $500,000 or in an integral multiple of $100,000 in excess thereof.

(b)                                 In the event and on any day the Adjusted Asset Coverage is less than 3.00:1.00, the Borrower shall within three Business Days prepay the Loans in an amount necessary to cause the Adjusted Asset Coverage to be not less than 3.00:1.00.  In addition, in the event and on any day that Senior Debt exceeds the Maximum Permitted Borrowing, the Borrower shall immediately prepay the Loans in an amount necessary to eliminate such excess.

(c)                                  In the event and on any day the aggregate outstanding principal balance of Overnight Loans exceeds $35,000,000, the Borrower shall prepay the excess on such day (or, if such day is not a Business Day, on the next Business Day).

(d)                                 All prepayments (whether voluntary or otherwise) shall be accompanied by accrued and unpaid interest to the extent required by Section 3.1.

Section 2.6                                    Payments Generally; Administrative Agent’s Clawback.

(a)                                 In General.  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, interest, fees, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its office set forth in Section 10.1 or such other office as to which the Administrative Agent may notify the other parties hereto.  Except as may be otherwise provided in the defined term “Interest Period”, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.  If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal of Loans, interest, fees and other amounts then due under the Loan Documents, such funds shall be applied (i) first, to payment of such amounts (excluding principal, interest and fees), in such order as the Administrative Agent may choose, (ii) second, to such interest and fees then due, and (iii) third, to such principal of the Loans then due.  All amounts paid under the Loan Documents shall not be refundable under any circumstances.

(b)                                 Pro Rata Treatment. Each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of fees payable to the Lenders, each reduction of the aggregate Commitments and each conversion to or continuation of any Borrowing shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitment shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans).  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

(c)                                  (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (x) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (y) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of the Borrowing for purposes of this Credit Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.6(c)(i) shall cease.

(ii)           Payments by Borrower Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding, subject to Section 2.6(a), the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iii)          A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this paragraph (c) shall be presumptively correct, absent manifest error.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.3(c) are several and not joint.  The failure of any Lender to make any Loan or make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make any Loan or to make any payment under Section 10.3(c).

(e)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the borrowing of Loans set forth in Article 5 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)            Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)           Sharing.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.7            Defaulting Lenders.  Notwithstanding any provision of this Credit Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.2(a);

(b)           the Commitments and Loan Balance of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.2);

(c)           any amount payable to such Defaulting Lender hereunder by (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.6(g)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Credit Agreement, (iv) fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement, (v) fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to any Defaulting Lender.

Section 2.8            Extension of Scheduled Commitment Termination Date.  Provided that no Default or Event of Default shall then exist or be continuing, the Borrower may request in a writing delivered to the Administrative Agent not more than 60 days nor less than 45 days prior to the then existing Scheduled Commitment Termination Date) that all of the Lenders agree (the decision so to agree to be within the sole and absolute discretion of each Lender) to extend the Scheduled Commitment Termination Date for one additional term of 364 days.  Upon receipt of each such notice, the Administrative Agent shall promptly send each Lender a copy thereof.  Any Lender not responding to such notice shall be deemed not to have consented to such extension.  In the event that all of the Lenders shall have consented to such extension request during the period between (and including) the 30th day and the 15th day prior to the then existing Scheduled Commitment Termination Date, the Scheduled Commitment Termination Date shall, subject to Section 8.2, be extended to the day which is 364 days following the then existing Scheduled Commitment Termination Date (or, if such day is not a Business Day, the Business Date immediately preceding such day), provided that the Administrative Agent shall have received such certificates, legal opinions and other documents as it shall reasonably request in connection with such extension.  In all other events, the then existing Scheduled Commitment Termination Date shall not be extended.

ARTICLE 3

INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.1            Interest.

(a)           Each Loan shall bear interest at a rate per annum equal to the Applicable Rate, provided that if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, (i) the principal balance of such Loan shall bear interest at a rate per annum equal to the Applicable Rate plus 2.00%, and (ii) all other amounts owing under the Loan Documents that are not paid when due, shall bear interest, after as well as before judgment, at a rate per annum equal to the Alternate Base Rate plus 2.00%.

(b)           Accrued and unpaid interest on each (i) LIBOR Loan shall be payable in arrears on the last day of each Interest Period with respect thereto, and, in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (ii) each ABR Loan and each Overnight Loan, shall be payable in arrears on the last day of each calendar month, provided that (A) interest accrued and unpaid pursuant to clause (i) and (ii) of paragraph (a) of this Section shall be payable on demand, and (B) in the event of any repayment or prepayment of any Loan, accrued and unpaid interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed including the day a Loan is made but excluding the date of repayment).  The Alternate Base Rate, the Overnight Rate, the Federal Funds Effective Rate, the Adjusted LIBO Rate, the LIBO Rate, the Overnight Eurodollar Rate and the Prime Rate shall be determined by the Administrative Agent in accordance with the provisions of this Credit Agreement, and such determination shall be conclusive absent manifest error.

Section 3.2            Fees.

(a)           The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee at the Commitment Fee Rate then in effect during the period from and including the date on which this Credit Agreement shall have become effective in accordance with Section 10.6 to but excluding the date on which the Commitments of the Lenders terminate, on the daily amount of the excess of the Commitment of such Lender over the outstanding principal balance of such Lender’s Loans.  Accrued and unpaid commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, each date on which the Commitments are reduced and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           The Borrower agrees to pay to each Credit Party, for its own account, fees and other amounts in respect of the Loan Documents payable in the amounts and at the times separately agreed upon between the Borrower and such Credit Party in side letters between the Borrower and such Credit Party.

(c)           All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds. Fees and other amounts paid shall not be refundable under any circumstances.

Section 3.3            Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)           impose on any Lender or any Applicable Money Market any other condition affecting this Credit Agreement or any Loan,

and the result of any of the foregoing shall be (1) to increase the cost to any Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such amount as will compensate such Lender for such increased costs or reduced amount, or (2) to increase the cost to any Lender of maintaining its Commitment, then the Borrower will pay to such Lender such amount as will compensate such Lender for such increased costs.

(b)           If any Lender determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, as a consequence of this Credit Agreement or any Loans made by such Lender hereunder to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for (i) any such reduction suffered as a consequence of such Loans, and (ii) any other such reduction.

(c)           A certificate of a Lender setting forth such Lender’s reasonable good faith calculation of the additional amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The amount shown as payable on any such certificate shall be due within ten Business Days after receipt thereof.  In determining such additional amounts of compensation, such Lender will act reasonably and in good faith.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.4            Taxes.

(a)           Each payment by the Borrower under any Loan Document shall be made free and clear of and without deduction for Taxes, provided that, if the Borrower shall be required under law to deduct any Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), each Credit Party receives an amount equal to the sum it would have received had no deductions for Indemnified Taxes or Other Taxes been made, (ii) the Borrower shall make all such required deductions for Taxes and (iii) the Borrower shall pay the full amount of Taxes deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify each Credit Party, within ten Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Credit Party on or with respect to any payment under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the calculation of the amount of such payment or liability delivered to the Borrower by such Credit Party shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           (i)            In the event that any Lender (or any successor or assign or a Participant of such Lender) is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which it extends credit under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Person is legally entitled to do so) such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)           Without limiting the generality of the foregoing, in the event that any Lender (or any successor or assign or a Participant of such Lender) shall be a Foreign Lender, such Person shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which it extends credit under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Person is legally entitled to do so), any form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower to determine the withholding or deduction required to be made.

(iii)          If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)            The Borrower shall not be required to indemnify any Foreign Lender or to pay any additional amounts to any Foreign Lender, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to withhold amounts with respect to United States Federal withholding tax existed and would apply to payments made to such Foreign Lender on the date such Foreign Lender became a party to this Agreement (or, in the case of a Participant, on the date such Participant acquired its participation) or, with respect to payments to a new lending office, the date such Foreign Lender designated such new lending office with respect to a Loan; provided, however, that this paragraph (f) shall not apply (x) to any assignee, Participant or new lending office that becomes an assignee, Participant or new lending office as a result of an assignment, participation, transfer or designation made at the request of the Borrower and (y) to the extent the indemnity payment or additional amounts any assignee, or any Lender, acting through a new lending office, would be entitled to receive (without regard to this paragraph (f)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such assignee, or Lender making the designation of such new lending office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation.

(g)           Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such

Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

Section 3.5            Alternate Rate of Interest.  If the Administrative Agent determines (which determination shall be conclusive absent manifest error) that, by reason of circumstances arising after the date hereof affecting any Applicable Money Market, adequate and reasonable means do not exist for ascertaining the rate of interest applicable to Loans, the pricing of which is determined by reference to such Applicable Money Market, or the Administrative Agent is advised by Required Lenders that such rate of interest will not adequately and fairly reflect the cost of making or maintaining such Loans because of (a) any change since the date hereof in any applicable law or governmental rule, regulation, order or directive (whether or not having the force of law) or in the interpretation or administration thereof or (b) other circumstances arising after the date hereof affecting the Administrative Agent or the Lenders or such Applicable Money Market, then the Administrative Agent may give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, each such Loan shall bear interest at a rate per annum equal to the Alternate Base Rate.  The Administrative Agent agrees that it shall promptly notify the Borrower if any such circumstance ceases to exist.

Section 3.6            Other LIBOR Provisions.  Notwithstanding any other provision hereof, if any Change in Law shall make it unlawful for any Lender to make, convert or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to the Borrower:

(a)           such Lender may, if such Change in Law makes it unlawful to make LIBOR Loans, declare that LIBOR Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender, whereupon any request for a LIBOR Loan be deemed a request for an ABR Loan by such Lender, unless such declaration shall be subsequently withdrawn; and

(b)           at the request of Required Lenders, the Administrative Agent may, if such Change in Law makes it unlawful to maintain LIBOR Loans, require that all outstanding LIBOR Loans be converted to ABR Loans, in which event all such LIBOR Loans shall be automatically converted to ABR Loans, as of the effective date of such notice.

Section 3.7            Break Funding Payments.  In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow any LIBOR Loan on the date specified in any notice delivered pursuant hereto, (c) the conversion of any LIBOR Loan to an ABR Loan pursuant to Section 3.6(a), or (d) an assignment of a LIBOR Loan pursuant to Section 3.8(b), then, in any such event, the Borrower shall compensate each Lender in an amount equal to the greater of (i) the actual loss (other than lost profits), cost and expense attributable to such event (as reasonably determined by such Lender) or (ii) the amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such LIBOR Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such LIBOR Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth the calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

Section 3.8            Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.3, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.4, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.3 or Section 3.4, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.3, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.4 (in each case in excess of $10,000) or if such Lender may no longer make, convert or maintain LIBOR Loans under Section 3.6(a), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.4), all of its interests, rights and obligations under this Credit Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.4, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts due it under Sections 3.3 or 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the

Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.3 or payments required to be made pursuant to Section 3.4, such assignment will result in a reduction in such compensation or payments thereafter, and (iv) such assignment does not conflict with applicable law.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

In order to induce the Credit Parties to enter into this Credit Agreement and make the Loans, the Borrower makes the following representations and warranties to the Credit Parties as provided in Section 5.2:

Section 4.1            Organization and Power.  The Borrower (i) is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization and (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.  The Borrower has all requisite power and authority to own its property and to carry on its business as now conducted. The Borrower is not an EEA Financial Institution.

Section 4.2            Authority and Execution.  The Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary statutory trust action and are in full compliance with its Organizational Documents.  The Borrower has duly executed and delivered the Loan Documents to which it is a party.

Section 4.3            Binding Agreement.  The Loan Documents constitute the valid and legally binding obligations of the Borrower to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

Section 4.4            Litigation.  There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Borrower) pending or, to the knowledge of the Borrower, threatened against it, or maintained by it, that may affect the property or rights of the Borrower, which (i) could reasonably be expected to have a Material Adverse Effect, (ii) call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or (iii) could reasonably be expected to, individually or in the aggregate, materially adversely affect any of the transactions contemplated by any Loan Document.

Section 4.5            Approvals and Consents.  No consent, authorization or approval of, filing (other than the filing of each financing statement in the form attached to the Security Agreement in the office indicated on such financing statement) with, notice to, or exemption by, the holders of any securities issued by the Borrower any Governmental Authority or any other Person is required to authorize, or is required in connection with, the execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, the Loan Documents or is required as a condition to the validity or enforceability of the Loan Documents with respect to or against the Borrower or its property or assets.  No provision of any applicable treaty, statute, law (including any applicable usury or similar law), rule or regulation of any Governmental Authority will prevent the execution and delivery by the Borrower of, or performance by the Borrower of its obligations under, or affect the validity against the Borrower of, the Loan Documents.

Section 4.6                                    No Conflict.  The Borrower is not in default under any mortgage, indenture, contract, agreement, judgment, decree or order to which it is a party or by which it or any of its property is bound, which defaults, taken as a whole, could reasonably be expected to have a Material Adverse Effect.  The execution, delivery or carrying out by the Borrower of the terms of the Loan Documents, the Loans hereunder, and the use by the Borrower of the proceeds thereof in accordance with the terms hereof (a) will not (i) violate any statutes or regulations, including the ICA, of any Governmental Authority applicable to the Borrower, or (ii) constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien (other than pursuant to the Security Agreement) upon the property of the Borrower pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, which defaults, conflicts and consents, if not obtained, could reasonably be expected to have a Material Adverse Effect, and (b) are not inconsistent with the Prospectus, the Registration Statement, the Borrower’s Fundamental Policies or its Organizational Documents.

Section 4.7                                    Taxes.  The Borrower has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all Taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles) which, if not so filed or paid, could reasonably be expected to result in a Material Adverse Effect, and no tax Liens (other than those permitted by Section 7.2(b)) have been filed against the Borrower or any of its property.  The charges, accruals and reserves on the books of the Borrower with respect to all federal, state, local and other Taxes are adequate, and the Borrower knows of no unpaid assessment which is due and payable against it or any claims being asserted against it which could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles.

Section 4.8                                    Compliance.  The Borrower is not in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect.  The Borrower is complying in all material respects with all applicable statutes and regulations, including the ICA and the Securities Act, and of all Governmental Authorities, a violation of which could reasonably be expected to have a Material Adverse Effect.

Section 4.9                                    Property.  The Borrower has good and marketable title to all of its property with respect to which the absence of such marketable title could reasonably be expected to result in a Material Adverse Effect, subject to no Liens other than Permitted Liens.

Section 4.10                             Federal Reserve Regulations; Use of Loan Proceeds.  Except for the Federal Reserve Form to be executed and delivered by the Borrower, no filing or other action is required under the provisions of Regulations T, U or X in connection with the execution and delivery by the Borrower of this Credit Agreement and neither the making of any Loan in accordance with this Credit Agreement nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulations T, U or X.

Section 4.11                             No Material Adverse Change.  Since the Measurement Date, the Borrower has conducted its business only in the ordinary course and there has been no material adverse change in the business, assets or condition, financial or otherwise, of the Borrower.

Section 4.12                             Material Agreements.  The Custody Agreement is in full force and effect in all material respects. All agreements between the Borrower and the Investment Adviser are in full force and effect, except to the extent that failure of any such agreement to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.

Section 4.13                             Financial Condition.  The statement of assets and liabilities of the Borrower as of the Measurement Date and the related statements of operations and changes in net assets for the fiscal year then ended, copies of which, certified by independent public accountants, have heretofore been delivered to each Credit Party, fairly present, in all material respects, the financial position of the Borrower as of such date and the results of its operations for such period in conformity with Applicable Accounting Principles.

Section 4.14                             No Misrepresentation.  No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by the Borrower to any Credit Party in connection with the transactions contemplated thereby, contains or will contain a misstatement of material fact, or, to the best knowledge of the Borrower, omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made.

Section 4.15                             Sanctions, Anti-Terrorism, Anti-Money Laundering and Anti-Corruption.

(a)                                 None of the Borrower, any of its subsidiaries or any director (other than an independent director), trustee or officer, or to the knowledge of the Borrower, any employee, agent, independent director or affiliate of the Borrower or any of its subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject or target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country, region or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria), in violation of applicable law.

(b)                                 No Affected Person or any Person that owns or controls (directly or indirectly) the Borrower or receives (directly or indirectly) any proceeds of any Loan (i)

conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Sanctioned Person or in any Sanctioned Jurisdiction, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iv) has violated any Anti-Terrorism Law.

(c)                                  No Affected Person or any Person that owns or controls (directly or indirectly) the Borrower, or receives (directly or indirectly) any proceeds of any Loan (i) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, or (ii) otherwise violated any applicable law regarding money laundering.

(d)                                 The Borrower and each subsidiary thereof is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereof.  Neither the Borrower nor any subsidiary thereof has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or any other Person in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

(e)                                  The Borrower and each Subsidiary thereof has implemented and maintains, and is in compliance with, policies and procedures designed to promote and achieve compliance by each Affected Person with all applicable laws regarding Sanctions and money laundering, Anti-Terrorism Laws and Anti-Corruption Laws..

Section 4.16                             Investment Company Status.

(a)                                 The Borrower has the following status (“Status”): (i) it qualifies as a Regulated Investment Company, (ii) it is a “registered investment company” within the meaning of Section 8 of the ICA, (iii) it is a “closed-end company” and a “diversified company” in each case within the meaning of Section 5 of the ICA, (iv) it is neither an “affiliate” (within the meaning of Section 23A of the Federal Reserve Act, as amended) of, nor an “affiliated person” (as defined in Section 2(a)(3) of the ICA) of, any Lender, (v) it is not a Feeder Portfolio, and (vi) it is in compliance in all material respects with (A) its Prospectus, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, and (B) its Fundamental Policies.

(b)                                 The Borrower is not subject to any statute, rule, regulation or organizational or offering document which prohibits or limits the incurrence of Indebtedness under the Loan Documents, except for the limitations set forth in the ICA, state securities laws to the extent applicable, and the Prospectus.

(c)                                  The Borrower has not issued any of its securities in violation of any Federal or State securities laws applicable thereto, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.

Section 4.17                             ERISA.  The Borrower is not, and has not been in the last five (5) years, a member of an ERISA Group and does not have any liability in respect of any Benefit Arrangement, Plan or Multiemployer Plan subject to ERISA.  None of the following (individually or collectively) constitute a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable: (i) the execution and delivery of the Loan Documents, (ii) the incurrence of any obligation under the Loan Documents, (iii) the making of any Loan, (iv) the payment by the Borrower of any principal, interest, fee or other sum owing under the Loan Documents, or (v) the consummation of any other transaction contemplated by the Loan Documents.

ARTICLE 5

CONDITIONS

Section 5.1                                    Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied, or waived in accordance with Section 10.2 (and the Administrative Agent shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding):

(a)                                 The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Credit Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Credit Agreement) that such party has signed a counterpart of this Credit Agreement.

(b)                                 The Administrative Agent shall have received a Note for each Lender that shall have requested one, dated the Effective Date, executed by a duly authorized representative (who shall be acceptable to the Administrative Agent) of the Borrower.

(c)                                  The Administrative Agent shall have received a favorable written opinion (addressed to the Lenders and dated the Effective Date) from counsel to the Borrower acceptable to the Administrative Agent, the substance of which is set forth in Exhibit C.  The Borrower hereby requests such counsel to deliver such opinion.

(d)                                 The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an authorized representative (who shall be acceptable to the Administrative Agent) of the Borrower, substantially in the form of Exhibit E hereto.

(e)                                  The Administrative Agent shall have received copies of a Federal Reserve Form for each Lender, substantially in the form of Exhibit F hereto, duly executed and delivered by or on behalf of the Borrower, in form and substance acceptable to such Lender.

(f)                                   [Reserved].

(g)                                  [Reserved].

(h)                                 The Administrative Agent shall have received Uniform Commercial Code, federal tax and judgment lien search reports with respect to each applicable public office where Liens would customarily be filed against the Borrower disclosing that there are no Liens of record in such official’s office covering the Borrower or any asset or property thereof (other than Liens in favor of the Administrative Agent under the Security Agreement).

(i)                                     [Reserved].

(j)                                    The Administrative Agent shall have received all fees and other amounts due and payable by the Borrower on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket costs and expenses required to be reimbursed or paid by the Borrower hereunder.

(k)                                 The Administrative Agent shall have received such (i) other information regarding the business, assets, income or financial condition of the Borrower as any Credit Party may reasonably request and (ii) additional documents and information necessary to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies as any Credit Party may request.

Section 5.2                                    Each Credit Event.  The obligation of the Lenders to make any Loan to the Borrower is subject to the satisfaction of the following conditions:

(a)                                 Immediately after giving effect to such Loan, (i) the representations and warranties of the Borrower set forth in each Loan Document to which it is a party shall be true and correct in all respects on and as of the date of such Loan, and (ii) no Default shall have occurred and be continuing.

(b)                                 The Administrative Agent shall have received a written Borrowing Request signed by the Borrower setting forth the information required by Section 2.2(a).

(c)                                  To the extent required by Regulation U, the Administrative Agent shall have received (i) copies of a Federal Reserve Form for each Lender, duly executed and delivered by the Borrower and completed for delivery to the Administrative Agent, in form acceptable to the Administrative Agent, or (ii) a current list of Margin Stock and Non Margin Assets of the Borrower, in a form acceptable to the Administrative Agent and in all respects in compliance with Regulation U, including Section 221.3(c)(2)(iv) thereof.

(d)                                 The Administrative Agent shall have received such other documentation and assurances as shall be reasonably required by it in connection herewith.

Each request for a Loan by the Borrower shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraph (a) of this Section.

ARTICLE 6

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable by the Borrower under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Credit Parties that:

Section 6.1                                    Financial Statements and Other Information.  The Borrower shall furnish or cause to be furnished to each Credit Party:

(a)                                 as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of its Statement of Assets and Liabilities as at the end of such fiscal year, together with the related Schedule of Investments and Statements of Operations and Changes in Net Assets as of and through the end of such fiscal year; each such Statement of Assets and Liabilities and the related Schedule of Investments and Statements of Operations and Changes in Net Assets shall be certified without qualification by independent public accountants, which certification shall (i) state that the examination by such independent public accountants in connection with such financial statements has been made in accordance with those auditing standards required by the ICA and prescribed by the SEC for the Borrower or, to the extent not so required or prescribed, generally accepted auditing standards in the United States and (ii) include the opinion of such independent public accountants that such financial statements have been prepared in conformity with Applicable Accounting Principles, except as otherwise specified in such opinion;

(b)                                 as soon as available, but in any event within 90 days after the end of the first semi-annual accounting period in each fiscal year of the Borrower, a copy of the Borrower’s Statement of Assets and Liabilities as at the end of such semiannual period, together with the related Schedule of Investments and Statements of Operations and Changes in Net Assets for such period;

(c)                                  [Reserved];

(d)                                 as soon as available, but in any event not later than seven (7) days after the last Friday of each calendar month and upon the request of any Lender (but not more than once per week), the Borrower shall deliver to the Administrative Agent a duly completed certificate of a duly authorized representative (who shall be acceptable to the Administrative Agent) of the Borrower, substantially in the form of Exhibit G hereto appropriately completed for a month-end date;

(e)                                  no later than one Business Day after the request of any Lender therefor which is received by the Borrower at or before 3:00 p.m., New York City time, on any Business Day and no later than two Business Days after the request of any Lender therefor which is received by the Borrower after 3:00 p.m., New York City time, on any Business Day, a calculation of the Adjusted Asset Coverage as of close of business on the date of such request;

(f)                                   as soon as practicable, a copy of each general mailing to the shareholders of the Borrower to the extent such mailing includes a Prospectus or any material change in the terms thereof, including any material change in the investment objectives or any change in (i) its Fundamental Policies, (ii) limitations on borrowings, or (iii) the identity of the directors, trustees, executive officers or other similar Person of the Borrower or its Investment Adviser;

(g)                                  prompt written notice of any contest referred to in Sections 6.5 or 6.6;

(h)                                 promptly after the execution thereof, copies of all material amendments or other material changes to the Prospectus, Registration Statement, Fundamental Policies, the Organizational Documents, all investment advisory contracts, all contracts with any principal underwriter and any new investment advisory contracts and any new contracts with any principal underwriter entered into after the Effective Date;

(i)                                     prompt written notice in the event that the Borrower decides to seek the approval of its Board and, if necessary, its shareholders, to effect a change in any of its Fundamental Policies;

(j)                                    not later than one Business Day after the delivery of a Borrowing Request, written notice in the event that (i) the amount of Excluded Assets taken into account in the calculation of the Adjusted Asset Coverage Ratio set forth on such Borrowing Request is lower than the actual amount of such Excluded Assets as of the close of business on the Business Day immediately preceding the delivery of such Borrowing Request and (ii) had the actual amount of Excluded Assets been utilized in such calculation, the Adjusted Asset Coverage Ratio at the time of such Borrowing would have been greater than 3.00:1.00; and

(k)                                 promptly after request therefor, such (i) other information regarding the business, assets, income or financial condition of the Borrower as any Credit Party may reasonably request from time to time and (ii) additional documents and information in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies.

Section 6.2                                    Notice of Material Events.  The Borrower shall furnish or cause to be furnished to each Credit Party prompt written notice of the following, together with a statement of a duly authorized representative of the Borrower setting forth in reasonable detail the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto:

(a)                                 the occurrence of any Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any Governmental Authority against or affecting the Borrower that could in the good faith opinion of the Borrower reasonably be expected to result in a Material Adverse Effect; and

(c)                                  the occurrence of any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Section 6.3                                    Legal Existence.  The Borrower shall maintain its legal existence in good standing in the jurisdiction of its organization and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

Section 6.4                                    Insurance.  The Borrower shall maintain insurance with financially sound insurance carriers in at least such amounts and against at least such risks as are usually insured against by entities engaged in the same or a similar business or as may otherwise be required by the ICA or the SEC (including such fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the ICA or any successor provision and errors and omissions insurance); and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

Section 6.5                                    Payment of Indebtedness and Performance of Obligations.  The Borrower shall pay and discharge when due all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to (i) have a Material Adverse Effect or (ii) become a Lien (other than a Permitted Lien) upon the property of the Borrower, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of the Borrower, and provided further that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.

Section 6.6                                    Observance of Legal Requirements.  The Borrower shall observe and comply in all material respects with all laws (including the ICA and the Code), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which may then be applicable to the Borrower, a violation of which could reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower, provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.

Section 6.7                                    Books and Records; Visitation.  The Borrower shall (a) keep proper books of record and account in which complete, true and correct entries in conformity with Applicable Accounting Principles and all material requirements of law shall be made of all material dealings and transactions in relation to its business and activities, (b) upon reasonable prior notice (which shall in no event be required to be more than (i) one Business Day prior, at any time that a Default has occurred and is continuing, or (ii) five days prior, at all other times) permit representatives of the Administrative Agent and each other Credit Party at reasonable intervals to visit the offices of the Borrower and to discuss the properties, assets, income and financial condition of the Borrower with the duly authorized representatives thereof and with the Investment Adviser, and (c) upon the reasonable request of the Administrative Agent or any other Credit Party, deliver to the Administrative Agent a detailed list of assets of the Borrower.

Section 6.8                                    Purpose of Loans.  The Borrower shall use the proceeds of each Loan for its general business purposes, including the purchase of investment securities and the making of Restricted Payments permitted by Section 7.4, provided that in no event shall the proceeds of any

Loan be used for purposes which would violate any provision of any applicable statute, rule, regulation, order or restriction applicable to the Borrower or Regulation U.

Section 6.9                                    Investment Company Status.  The Borrower will maintain at all times its Status.

Section 6.10                             Post-Closing Covenant.  Not later than the tenth Business Day after the first meeting of the Board occurring after the Effective Date, the Borrower shall deliver to the Administrative Agent a certificate, signed by a duly authorized representative of the Borrower, attaching a true, correct and complete copy of resolutions ratifying the resolutions of the Executive Committee of the Board delivered pursuant to Section 5.1(d).

ARTICLE 7

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable by the Borrower under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Credit Parties that:

Section 7.1                                    Indebtedness; Senior Securities.  The Borrower will not (a) create, incur, assume or suffer to exist any liability for Indebtedness, except (i) Indebtedness under the Loan Documents, (ii) Indebtedness (other than Indebtedness for borrowed money) (A) incurred in the ordinary course of business, (B) permitted to be incurred in accordance with the Fundamental Policies, and (C) which, immediately after giving effect thereto and any simultaneous repayment of any other Indebtedness, would not cause the Borrower to have exceeded the Maximum Permitted Borrowing, and (iii) Indebtedness to the Custodian (A) incurred for the purposes of clearing and settling purchases and sales of securities, or (B) up to an aggregate amount not to exceed $5,000,000 at any one time outstanding under this clause (iii)(B) for temporary or emergency purposes, or (b) issue, sell, create, incur, assume or suffer to exist any Senior Security, except Senior Securities Representing Indebtedness otherwise permitted hereunder.

Section 7.2                                    Liens.  The Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:

(a)                                 Liens in respect of Indebtedness permitted under Section 7.1(a);

(b)                                 Liens for Taxes, assessments or similar charges incurred by the Borrower in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles, provided that enforcement of such Liens is stayed pending such contest;

(c)                                  Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with

Applicable Accounting Principles, provided that enforcement of such Liens is stayed pending such contest;

(d)                                 Liens arising out of judgments or decrees affecting the property of the Borrower which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles, provided that enforcement thereof is stayed pending such contest; and

(e)                                  Liens arising in the ordinary course of business under the Custody Agreement, provided that to the extent that the Liens secure Indebtedness of the Borrower to the Custodian, such Indebtedness is permitted under Section 7.1(a).

Section 7.3                                    Fundamental Changes.  The Borrower will not consolidate or merge into or with any Person, or sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its property.

Section 7.4                                    Restricted Payments.  The Borrower will not declare or pay, or allow to be declared or paid, any dividend, distribution or similar payment (including a purchase, repurchase or redemption of its shares) in respect of its shares if, immediately before or after giving effect thereto, an Event of Default shall or would exist, except to the extent required in order to qualify as a Regulated Investment Company or to otherwise minimize or eliminate federal or state income taxes payable by the Borrower or as may be required by applicable law.

Section 7.5                                    Fundamental Policies.  The Borrower will not (a) make or maintain any investment other than as permitted by the ICA and the Fundamental Policies or (b) except as may be required by law, amend or otherwise modify the Fundamental Policies without the consent of the Required Lenders, which consent may not be unreasonably withheld.

Section 7.6                                    Amendments and Changes.

(a)                                 The Borrower will not amend or otherwise modify its Organizational Documents or the Custody Agreement in any way which would adversely affect the Credit Parties.

(b)                                 The Borrower will not change its fiscal year if such change would have a Material Adverse Effect.  Subject to Section 1.3, the Borrower will not change or permit any change in the accounting principles applied to it, except as required by Applicable Accounting Principles, if such change would have a Material Adverse Effect.

Section 7.7                                    Financial Covenants.

(a)                                 The Borrower will not permit the Adjusted Asset Coverage to be less than 3.00:1.00 at any time.

(b)                                 The Borrower shall not permit its Senior Debt to at any time exceed the Maximum Permitted Borrowing.

(c)                                  The Borrower will not permit the Net Asset Value of the Borrower to be less than $240,000,000 at any time.

(d)                                 The Borrower shall not permit the sum of the unused portion of the aggregate Commitments plus cash and cash equivalents on hand at any time to be less than the aggregate amount of the Funding Obligations at such time.

Section 7.8                                    Investments.

(a)                                 The Borrower will not purchase, acquire, or otherwise have exposure (including pursuant to any Derivative Agreement) to, any Investment, other than Permitted Investments.

(b)                                 The Borrower will not enter into or otherwise acquire or hold any Derivative except to mitigate a risk to which the Borrower is subject.  In no event shall the Borrower enter into or otherwise acquire or hold any Derivative for the purpose of creating or continuing leverage.

(c)                                  The Borrower will not allow an Investment Limitation Default to occur.

Section 7.9                                    Sanctions, Anti-Terrorism, Anti-Money Laundering and Anti-Corruption.

(a)                                 The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund, finance or facilitate any activities or business of or with any Person, or in any country, region or territory, that, at the time of such funding, financing or facilitating, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, lender, advisor, investor, or otherwise).

(b)                                 The Borrower will not, and will not cause or permit any subsidiary thereof to, violate any applicable law, rule or regulation regarding Sanctions or money laundering, or any Anti-Terrorism Law or Anti-Corruption Law.

(c)                                  The Borrower and each subsidiary thereof shall at all times maintain, and be in compliance with, policies and procedures designed to promote and achieve compliance by each Affected Person with all applicable laws, rules and regulations regarding Sanctions and money laundering, Anti-Terrorism Laws and Anti-Corruption Laws.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.1                                    Events of Default  Each of the following shall constitute an “Event of Default”:

(a)                                 any principal of any Loan shall not be paid when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 any interest on any Loan or any fee, commission or any other amount (other than an amount referred to in paragraph (a) of this Section 8.1) payable under any Loan Document shall not be paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)                                  any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)                                 the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 6.1(d) and such failure shall continue unremedied for a period of two (2) Business Days or (ii) Sections 6.1(a), 6.1(b), 6.3, 6.8, 6.9 or 6.10 or in Article 7;

(e)                                  the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Credit Agreement or any other Loan Document (other than those specified in paragraphs (a), (b) or (d) of this Section 8.1), and such failure shall continue unremedied for a period of 30 days after the Borrower shall, or reasonably should, have obtained knowledge thereof;

(f)                                   the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or the debts of the Borrower, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the assets of the Borrower; and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     the Borrower shall (i) voluntarily commence (directly or on its behalf) any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to (directly or on its behalf) the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 8.1, (iii) apply for or consent to (in either case, directly or on its behalf) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                    the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                 (i) the Investment Adviser shall fail to be Voya Investments, LLC, (ii) the Investment Advisory Agreement between the Borrower and Voya Investments, LLC shall cease to be in full force and effect, except to the extent that substantially simultaneously therewith, the Borrower shall enter into a new investment advisory agreement with Voya Investments, LLC, on substantially the same terms as such Investment Advisory Agreement, (iii) the custodian for all of the assets of the Borrower shall fail to be State Street Bank and Trust Company or an Affiliate thereof or any successor thereto agreed to in writing by the Administrative Agent and Required Lenders in their sole and absolute discretion, (iv) the sole administrator for the Borrower shall fail to be Voya Investments, LLC or an Affiliate thereof, (v) Voya Investment Management Co. LLC or an Affiliate thereof, shall fail to be the sole sub-advisor to the Borrower, or (vi) the independent auditors for the Borrower (other than KPMG LLP) shall fail to be reasonably acceptable to the Administrative Agent;

(l)                                     an Investment Advisor Change of Control occurs;

(m)                             one or more judgments for the payment of money (not paid or covered by insurance) in an aggregate amount in excess of the Threshold Amount shall be rendered against the Borrower and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment;

(n)                                 any Loan Document shall cease, for any reason other than pursuant to its terms, to be in full force and effect, or with respect to the Borrower, the Borrower shall so assert in writing or shall disavow any of its obligations thereunder;

(o)                                 the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Security Document; or

(p)                                 except as a result of any sale or other transfer of any asset in accordance with the terms of the Loan Documents, any Lien purported to be created under the Security Agreement shall cease to be, or shall be asserted by the Borrower not to be, a valid and perfected

Lien on any Collateral (as defined in the Security Agreement) with the priority required by the applicable Security Document.

Section 8.2                                    Remedies  If any Event of Default shall occur and be continuing then, and in every such event (other than an event described in paragraph (h) or (i) of Section 8.1), and at any time thereafter during the continuance of such event, the Administrative Agent may and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) declare the Commitments terminated, and thereupon the Commitments shall terminate immediately and/or (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of such Loans so declared to be due and payable, together with accrued and unpaid interest thereon and all fees and other obligations of the Borrower accrued and unpaid under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event described in paragraph (h) or (i) of Section 8.1, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued and unpaid under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 9

THE ADMINISTRATIVE AGENT

Section 9.1                                    Appointment and Authority.  Each Credit Party hereby irrevocably appoints The Bank of Nova Scotia to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Credit Parties and the Borrower shall not have rights as a third party beneficiary of any of such provisions except with respect to certain provisions contained in Section 9.6.

Section 9.2                                    Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3                                    Exculpatory Provisions.

(a)                                 The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.2 and Article 9) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

(c)                                  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4                                    Reliance by Administrative Agent The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of another Credit Party, the Administrative Agent may presume that such condition is satisfactory to such Credit Party unless the Administrative Agent shall have received notice to the contrary from such Credit Party prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accounting firm and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accounting firm or experts.

Section 9.5                                    Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.6                                    Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Credit Parties and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Credit Parties, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Credit Parties that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Credit Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Credit Party directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.7                                    Non Reliance on Administrative Agent and Other Credit Parties.  Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE 10

MISCELLANEOUS

Section 10.1                             Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to the Borrower, to it c/o Voya Funds, 7337 East Doubletree Ranch Road, Scottsdale, AZ 85258, Attention of Elliot A. Rosen, Senior Vice President (Telephone No. (480) 477-2220; Telecopy No. (860) 275-2912); or

(ii)                                  (ii)                                  if to the Administrative Agent, to it at, (i) in all cases, 40 King Street West, 55th Floor, Toronto, ON  Canada  M5H 1H1, Attention:  Eli Mou (Telephone:  (416) 350-1178; Facsimile:  (416) 350-1161; and (ii) in the case of all notices and other communications pursuant to Article 2, with a copy to 720 King Street West, 2nd Floor, Toronto, ON  Canada  M5V 2T3, Attention:  Rayan Karim (Telephone (212) 225-5705; Facsimile:  (212) 225-5709), or

(iii)                               if to any other Credit Party, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt, provided that notices delivered through electronic communications to the extent provided by Section 10.1(b) shall be effective as provided in such subsection (b).

(b)                                 Except with respect to notices and other communications under Article 2, each Lender agrees that notices and other communications to it hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  In furtherance of the foregoing, each Lender hereby agrees to notify the Administrative Agent in writing, on or before the date such Lender becomes a party to this Credit Agreement, of such Lender’s e-mail address to which a notice may be sent (and from time to time thereafter to ensure that Administrative Agent has on record an effective e-mail address for such Lender).  Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by means of electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

The Borrower hereby acknowledges that: (i) the Administrative Agent may make available to the Lenders Specified Materials by posting some or all of the Specified Materials on an Electronic Platform; (ii) the distribution of materials and information through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with any such distribution, the Electronic Platform is provided and used on an “As Is,” “As Available” basis; and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Specified Materials posted on the Electronic Platform.  THE ADMINISTRATIVE AGENT, ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY AND SPECIFICALLY DISCLAIMS, WITH RESPECT TO THE ELECTRONIC PLATFORM, DELAYS IN POSTING OR DELIVERY, OR PROBLEMS ACCESSING THE SPECIFIED MATERIALS POSTED ON THE ELECTRONIC PLATFORM, AND ANY LIABILITY FOR ANY LOSSES, COSTS, EXPENSES OR LIABILITIES THAT MAY BE SUFFERED OR INCURRED IN CONNECTION WITH THE ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE ELECTRONIC PLATFORM.

Each Lender hereby agrees that notice to it in accordance with this Section 10.1(b) specifying that any Specified Materials have been posted to the Electronic Platform shall, for purposes of this Credit Agreement, constitute effective delivery to such Lender of such Specified Materials.

EACH LENDER: (I) ACKNOWLEDGES THAT THE SPECIFIED MATERIALS, INCLUDING INFORMATION FURNISHED TO IT BY ANY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THE CREDIT DOCUMENTS, MAY INCLUDE MATERIAL, NON-PUBLIC INFORMATION CONCERNING THE BORROWER OR ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES; AND (II) CONFIRMS THAT: (A) IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL, NON-PUBLIC INFORMATION; (B) IT WILL HANDLE SUCH MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH SUCH PROCEDURES AND APPLICABLE LAWS, INCLUDE FEDERAL AND STATE SECURITIES LAWS; AND (C) IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CONTACT PERSON WHO MAY RECEIVE SPECIFIED MATERIALS THAT MAY CONTAIN MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAWS.

Section 10.2                             Waivers; Amendment; Restatement.

(a)                                 No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that the Credit Parties would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the Credit Parties shall have consented thereto in writing as provided in Section 10.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b)                                 Neither any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, or reduce the rate of any interest, or reduce any fees, payable under the Loan Documents, without the written consent of each Credit Party affected thereby thereof, (iii) postpone the date of any payment for any Loan, the Scheduled Commitment Termination Date, any interest or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Commitments, without the written consent of each Credit Party affected thereby, (iv) change any provision hereof in a manner that would alter the pro rata treatment of the Lenders, including, without limitation, the pro rata sharing of payments required hereby and the pro rata reduction of

Commitments required hereby, without the written consent of each Credit Party affected thereby, (v) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or change the currency in which Loans are to be made or payment under the Loan Documents is to be made, or add additional borrowers, without the written consent of each Lender, (vi) release all or substantially all of the Collateral (as defined in the Security Agreement) from the Liens of the Loan Documents (except as expressly provided in the applicable Security Document), with out the consent of each Lender, or (vii) change Section 7.7(a) (other than an increase in the ratio appearing therein) without the written consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

(c)                                  This Credit Agreement is not intended to and shall not constitute a novation of the Existing Credit Agreement or the obligations and liabilities thereunder.

Section 10.3                             Expenses; Indemnity; Damage Waiver.

(a)                                 The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation, negotiation, closing and administration of this Credit Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated thereby shall be consummated) and (ii) all documented out-of-pocket expenses incurred by the Administrative Agent and the Lenders, including the documented fees, charges and disbursements of one counsel for the Administrative Agent and the Lenders (together with (A) any local counsel reasonably required in connection with any enforcement, and (B) in the event of any potential conflict of interest, such other counsel as reasonably required), in connection with the enforcement or protection of its rights against the Borrower in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 The Borrower shall indemnify each Credit Party (together with any sub-agent of the Administrative Agent), and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from all losses, claims, damages, liabilities and related expenses (collectively, “Losses”), including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of or as a result of (i) any Loan or the use of the proceeds thereof, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto except in each case such as result from such Indemnitee’s (or its Related Party’s) gross negligence, bad faith or willful misconduct or material breach by a Lender of its obligations hereunder (as found by a final and nonappealable decision of a court of competent jurisdiction).

(c)                                  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (based on a fraction, the numerator of which is the sum of the outstanding principal balance of such Lender’s Loans plus such Lender’s unused Commitment, and the denominator of which is the sum of the principal balance of the Loans of all Lenders plus the aggregate unused Commitments of all Lenders, in each case determined as of the earlier to occur of the time that the applicable unreimbursed expense or indemnity payment is sought and the last date upon which the denominator set forth above is greater than zero) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  In the event that (i) any Lender shall have paid to the Administrative Agent any amount pursuant to this Section 10.3(c) relating to any Losses payable by the Borrower under Section 10.3(b), and (ii) it is found (by a final and nonappealable decision of a court of competent jurisdiction in any action brought by the Borrower) that the Administrative Agent failed to exercise due care (within the meaning of Section 10.3(b)), then promptly after demand therefor by such Lender, the Administrative Agent shall repay to such Lender the amount of such payment to the extent that (X) such failure gave rise to such Losses, and (Y) such Lender shall not have been reimbursed therefor by the Borrower.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.6(d).

(d)                                 To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

(e)                                  All amounts due under this Section shall be payable promptly but in no event later than 10 days after written demand therefor.

Section 10.4                             Successors and Assigns.

(a)                                 Generally.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of any Loan Document.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that the payment of such fee shall not be required for an assignment by a Lender to an affiliate thereof), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 Prohibited Assignments.  No such assignment shall be made to (1) the Borrower or any of the Borrower’s Affiliates or (2) a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.3 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and, only with respect to its Commitment and Loans, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Commitments or other obligations under the Loan Documents (the “Participant

Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any  provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso in Section 10.2(b) that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.3, 3.4 and 3.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.6(g) as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.3 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.4 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.4(e) as though it were a Lender.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5                             Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Credit Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Credit Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 3.3, 3.4, 3.7 and 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitment or the termination of this Credit Agreement or any provision hereof.

Section 10.6                             Counterparts; Integration; Effectiveness; Electronic Execution.

(a)                                 Counterparts; Integration; Effectiveness.  This Credit Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but one contract.  This Credit Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.1, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of this Credit Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

(b)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.7                             Severability.  In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the legal and economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.8                             Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter owing under this Credit Agreement to such Lender, irrespective of whether or not such Lender shall have made any demand under this Credit Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation on such indebtedness.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may have.

Section 10.9                             Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)                                 The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

(c)                                  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents in any court referred to in paragraph (b) of this Section.  Each of the parties hereto  hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Credit Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1.  Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Section 10.10                      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT

AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11                      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 10.12                      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.13                      Non-Recourse.  Each Credit Party hereby agrees for the benefit of each and every trustee, director, officer employee, and record or beneficial owner of any outstanding shares of the Borrower and any successor, assignee, heir, estate, executor, administrator or personal representative of any such trustee, director, officer and record owner of any outstanding shares (a “Non-Recourse Person”) that (i) no Non-Recourse Person shall have any personal liability for any obligation of the Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto; (ii) no claim against any Non-Recourse Person may be made for any obligation of the Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto, whether for the payment of principal of, or interest on, the Loans or for any fees, expenses or other amounts payable by the Borrower hereunder or thereunder; and (iii) the obligations or liabilities of the Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto, are enforceable solely against the Borrower and its properties and assets.

Section 10.14                      Treatment of Certain Information.  Each Lender agrees to use reasonable precautions to keep confidential, in accordance with such Lender’s customary procedures for handling confidential information of the same nature, all non-public information supplied by the Borrower pursuant to this Credit Agreement which (a) is clearly identified by such Person as being confidential at the time the same is delivered to such Lender, or (b) constitutes any financial statement, financial projections or forecasts, budget, compliance certificate, audit report, management letter or accountants’ certification delivered hereunder (“Information”), provided, however, that nothing herein shall limit the disclosure of any such Information (i) on a confidential basis, to its respective Related Parties and service providers, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (iii) on a confidential basis, to prospective lenders or their counsel, (iv) to auditors or accountants, and any analogous counterpart thereof, (v) in connection with any litigation to which such Lender is a party, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Credit Agreement, (B) becomes available to such Lender on a non-confidential basis from a source other than the Borrower, or (C) was available to such Lender on a non-confidential basis prior to its disclosure to such Lender by the Borrower; and (vii) to the extent the Borrower shall have consented to such disclosure in writing.  Notwithstanding anything to the contrary contained in any Loan Document, no provision thereof shall (1) restrict any Lender from providing information to Federal Reserve supervisory staff, (2) require or permit, without the prior approval of the Federal Reserve, any Lender to disclose to the Borrower or any Affiliate that any information will be or was provided to Federal Reserve supervisory staff, or (3) require or permit, without the prior approval of the Federal Reserve, any Lender to inform the Borrower or any Affiliate of a current or upcoming Federal Reserve examination or any nonpublic Federal Reserve supervisory initiative or action.

Section 10.15                      USA Patriot Act Notice.  Each Credit Party hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Credit Party to identify the Borrower in accordance with the Patriot Act.

Section 10.16                      Security. All of the obligations of the Borrower under the Loan Documents are secured by the Security Documents.

Section 10.17                      No Fiduciary Duty.  The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 10.18                      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.                                         Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution that is a Lender arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.19                      Reaffirmation of the Security Documents.            The Borrower hereby represents and warrants that (a) the Security Documents are in full force and effect in accordance with their respective terms and remain a valid and binding obligation of the Borrower, (b) the Security Documents (other than any updates to the financing statement) have not been modified or amended since June 25, 2009, and are hereby reaffirmed and ratified in all respects, and (c) the Liens and the Security Interest (as defined in the Security Agreement) created by the Loan Documents are and continue to be valid, effective, properly perfected, enforceable and are hereby ratified and confirmed in all respects.

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

VOYA SENIOR INCOME FUND

By:	/s/ Elliot Rosen
Name:	Elliot Rosen
Title:	SVP

Signature Page to
Voya Senior Income Fund Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA,
individually and as Administrative Agent

By:	/s/ Eli Mou
Name:	Eli Mou
Title:	Managing Director & Execution Head

Signature Page to
Voya Senior Income Fund Amended and Restated Credit Agreement

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Paul Koobatian
Name:	Paul Koobatian
Title:	Vice President

Signature Page to
Voya Senior Income Fund Amended and Restated Credit Agreement

SCHEDULE 1

List of Lenders and Commitments

Lender	Commitment
The Bank of Nova Scotia	$154,000,000
State Street Bank and Trust Company	$77,000,000
Total	$231,000,000